Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-273745

May 14, 2026

GILEAD SCIENCES, INC.

PRICING TERM SHEET

4.250% SENIOR NOTES DUE 2028

4.400% SENIOR NOTES DUE 2029

4.600% SENIOR NOTES DUE 2031

4.900% SENIOR NOTES DUE 2034

Issuer:	Gilead Sciences, Inc. (the “Company”)
Title of Security:	4.250% Senior Notes due 2028 (the “2028 Notes”) 4.400% Senior Notes due 2029 (the “2029 Notes”) 4.600% Senior Notes due 2031 (the “2031 Notes”) 4.900% Senior Notes due 2034 (the “2034 Notes”)
Principal Amount:	2028 Notes: $500,000,000 2029 Notes: $1,000,000,000 2031 Notes: $1,000,000,000 2034 Notes: $500,000,000
Trade Date:	May 14, 2026
Settlement Date:

May 20, 2026 (T+4)

It is expected that delivery of the notes will be made against payment therefor on or about May 20, 2026, which is the fourth business day following the date of the pricing of the notes (T+4). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or after the date of pricing but prior to the closing date may be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Maturity Date:	2028 Notes: May 20, 2028 2029 Notes: May 20, 2029 2031 Notes: May 20, 2031 2034 Notes: May 20, 2034
Price to Public:	2028 Notes: 99.958% of the principal amount 2029 Notes: 99.981% of the principal amount 2031 Notes: 99.996% of the principal amount 2034 Notes: 99.987% of the principal amount
Yield to Maturity:	2028 Notes: 4.272% 2029 Notes: 4.407% 2031 Notes: 4.601% 2034 Notes: 4.902%
Spread to Benchmark Treasury:	2028 Notes: 28 basis points 2029 Notes: 38 basis points 2031 Notes: 48 basis points 2034 Notes: 45 basis points
Benchmark Treasury:	2028 Notes: 3.750% due April 30, 2028 2029 Notes: 3.875% due April 15, 2029 2031 Notes: 3.875% due April 30, 2031 2034 Notes: 4.125% due February 15, 2036

Benchmark Treasury Price / Yield:	2028 Notes: 99-17+ / 3.992% 2029 Notes: 99-18 ⅝ / 4.027% 2031 Notes: 98-29 / 4.121% 2034 Notes: 97-13 ¾ / 4.452%
Interest Payment Dates:

2028 Notes: May 20 and November 20, commencing November 20, 2026

2029 Notes: May 20 and November 20, commencing November 20, 2026

2031 Notes: May 20 and November 20, commencing November 20, 2026

2034 Notes: May 20 and November 20, commencing November 20, 2026

Optional Redemption:
Make-Whole Call:

2028 Notes: T+5 basis points, prior to May 20, 2028

2029 Notes: T+10 basis points, prior to April 20, 2029 (assuming the notes called for redemption matured on April 20, 2029)

2031 Notes: T+10 basis points, prior to April 20, 2031 (assuming the notes called for redemption matured on April 20, 2031)

2034 Notes: T+10 basis points, prior to March 20, 2034 (assuming the notes called for redemption matured on March 20, 2034)

Par Call:	2028 Notes: N/A (Make-Whole Call only) 2029 Notes: At 100%, on or after April 20, 2029 2031 Notes: At 100%, on or after April 20, 2031 2034 Notes: At 100%, on or after March 20, 2034
CUSIP / ISIN:	2028 Notes: 375558 CJ0 / US375558CJ09 2029 Notes: 375558 CK7 / US375558CK71 2031 Notes: 375558 CL5 / US375558CL54 2034 Notes: 375558 CM3 / US375558CM38
Day Count Convention:	360-day year consisting of twelve 30-day months
Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Blaylock Van, LLC CastleOak Securities, L.P. Independence Point Securities LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

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The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, calling BofA Securities, Inc. toll free at 1-800-294-1322 or calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.

This pricing term sheet supplements the Preliminary Prospectus Supplement filed by Gilead Sciences, Inc. on May 14, 2026 relating to its Prospectus dated August 4, 2023.